EXHIBIT 4.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 1st day of August, 2002.

BETWEEN:

TRIANT TECHNOLOGIES INC., a company incorporated under the laws of the Province of

British Columbia and having an office at 20 Townsite Road, Nanaimo British Columbia, V9S 5T7

(the “Company”)

OF THE FIRST PART

AND:

PAUL O’SULLIVAN of 190 Ricardo Road, Gabriola Island, British Columbia  V0R 1X1

(the “Executive”)

OF THE SECOND PART

WHEREAS the Company is in the business of technology development and is desirous of employing the Executive as the Company’s President and Chief Operating Officer and the Executive wishes to be so employed;

NOW THEREFORE THIS AGREEMENT WITNESSES that the parties hereto, in consideration of the premises and of the respective covenants and agreements on the part of them herein contained, do hereby covenant each with the other as follows:

1.

EMPLOYMENT AND DUTIES

1.1

Appointment.  The Company hereby employs the Executive to render exclusive and full-time services to the Company as, and to  undertake the  duties and  exercise  the  powers of, the President and Chief Operating Officer (“COO”) of the Company, subject always to the general control and direction of the Chief Executive Officer (“CEO”) and the Board of Directors of the Company (the “Board”).  The Executive also agrees to hold such other offices to which he may be appointed by the Company or any subsidiary of the Company.  The Executive accepts this position subject to the terms and conditions set forth in this Agreement.

1.2

Duties.  Subject to section 1.1, the Executive shall:

(a)

discharge the duties of President and COO and as may be required from time to time by the CEO and generally by the Board; and generally perform the functions that are commensurate with the position of President and COO of a technology development company comparable in size to the Company.

1.3

Role.  The Executive shall carry out all lawful instructions and directions from time to time given to him by the CEO and generally by the Board, shall report to the CEO and perform his duties to the utmost of his ability.  The Executive shall use his best efforts to promote the interests and goodwill of the Company and shall conduct himself in a diligent, competent and businesslike manner.

1.4

Variation.  The character of the Executive’s duties and the Executive’s remuneration may be changed from time to time by mutual written consent without thereby terminating this Agreement and, notwithstanding any change in the Executive’s employment with the Company in any capacity whatsoever and at whatever compensation, the Executive’s employment shall be construed as continuing under this Agreement as modified.

1.5

Location.  The Executive agrees to be based in and perform his employment duties at the Company’s offices located at Nanaimo and Vancouver, British Columbia, as required from time to time, except as may be mutually agreed upon.

2.

TERM

2.1

Term.  The term (“Term”) of the Executive’s employment under this Agreement shall commence on or about August 1, 2002 (the “Commencement Date”) and, except in the case of earlier termination as hereinafter specifically provided for, shall continue until December 31, 2005.  The initial term of this Agreement may be extended by mutual agreement for successive annual periods upon the within terms or such other terms as the Company and the Executive may agree in writing.  If this Agreement is not renewed by mutual written consent of the Executive and the Company, the Executive shall be entitled to the payments and the benefits in lieu of notice provided by section 5.4.

3.

SERVICE

3.1

Performance.  The Executive shall devote his entire business time, best efforts, skills and attention to perform his duties and responsibilities hereunder faithfully and diligently.  The Executive shall perform the work and services required of him under the terms of this Agreement during the hours that are commensurate with his position and duties, having regard to prevailing industry standards for similar businesses operated in accordance with sound and efficient business policies.  The Executive acknowledges that in the performance of his duties he will be required from time to time to travel and perform his duties and fulfil his responsibilities elsewhere than at the Company’s offices in Nanaimo and Vancouver as may be necessary for the furtherance and conduct of the business of the Company.

3.2

Conflicts of Interest.  The Executive shall refer to the CEO and the Board all matters and transactions in which a real or perceived conflict of interest between the Executive and the Company may arise, however remote the possibility, and shall not proceed with such matters or transactions until the Board’s approval thereof is obtained.  For purposes of clarification, this section 3.2 is not intended to limit in any way the Executive’s other fiduciary obligations to the Company by virtue of his position as a director of the Company or which may arise in law or equity.

4.

REMUNERATION AND BENEFITS

4.1

Salary.  The fixed remuneration to be paid to the Executive for all services to be rendered by him under this Agreement shall be a salary (the “Salary”) of $150,000 per year of employment, commencing on the Commencement Date.  The Salary shall be payable in equal semi-monthly instalments, in arrears.

4.2

Bonus.  The Executive shall be entitled to an annual bonus (“Bonus”) ranging from nil to a maximum of $75,000 per 12 month period of employment, to be granted at the Board’s discretion, subject to performance criteria to be set by the Board through its Governance Committee.  Determination of a bonus award, if any, shall be made by the Board annually upon the completion of each fiscal year of the Company.

4.3

Stock Options.  The Executive shall be entitled to participate in the Company’s 1997 Share Incentive Plan (“Share Incentive Plan”) and Bonus Plan, as amended, on such terms and conditions as would be commensurate with his position with the Company.

The terms of all such options shall be subject to the terms and conditions of the Company’s Share Incentive Plan and subject to any necessary approvals of the exchange(s) on which the securities of the Company are listed for trading and any necessary approvals of the shareholders of the Company.

4.4

Medical and Other Executive Benefits.  The Executive shall be entitled to participate in any and all benefit plans which the Company provides to its employees generally including medical, dental, travel accident and group life and disability insurance or pension plans.

4.5

Expenses.  The Company shall reimburse the Executive for all reasonable and documented travel, entertainment and other business expenses actually and properly incurred by him in relation to the Company’s business as they are incurred.

4.6

Vacation.  The Executive shall be entitled to four weeks vacation during each year of employment hereunder at such time or times as may be mutually agreed upon and as are in accordance with the Company’s reasonable policies and operating requirements.

5.

TERMINATION

5.1

Termination by Executive.  Except as set forth herein, the Executive may not terminate this Agreement during the Term without the express prior written consent of the Company, unless the Company is in material default of any of its obligations under section 4 hereof, in which event the Executive may, where such default has not been cured within 15 days of delivery of notice thereof in writing to the Company, terminate his employment upon 30 days notice in writing to the Company, in which case the Company shall pay the Executive the severance benefit described in section 5.4.  The Executive may otherwise terminate this Agreement upon not less than three months notice in writing to the Company.

5.2

Termination by Company for Cause.  The Company may terminate the employment of the Executive under this Agreement in the following manner and in the following circumstances:

(a)

cause for termination of the Executive at common law exists resulting from, without limiting the generality of the foregoing, fraud, dishonesty, illegality, breach of statute or regulation, or gross incompetence;

(b)

failure on the part of the Executive to disclose material facts concerning the Executive’s business interests outside the Company;

(c)

refusal on the part of the Executive to follow the reasonable and lawful directions of the CEO or the Board;

(d)

breach of fiduciary duty on the part of the Executive to the Company as a director of the Company; or

material breach of this Agreement or gross negligence on the part of the Executive in carrying out the Executive’s duties under this Agreement.

5.3

Other Termination by the Company

The Company may also terminate the employment of the Executive under this Agreement in the following manner and in the following circumstances:

(a)

without cause, at any time upon notice in writing from the Company to the Executive, in which event the Company shall pay to the Executive forthwith the severance benefits described in section 5.4;

(b)

immediately and without notice upon the death of the Executive and without any pay or compensation other than pay and benefits due to the Executive up to and including the date of death; and

if the Executive, by reason of illness or mental or physical disability or incapacity, fails to carry out his employment and duties as set out in section 1 above for any four (4) consecutive calendar months in any one (1) calendar year, then by one (1) month’s notice in writing from the Company to the Executive.

5.4

Severance Benefit.  The severance benefit shall be an amount equal to the Executive’s current month Salary instalment multiplied by eighteen (18), together with any Bonus amount to which the Board determines, at the time of notice, the Executive is entitled.  In addition, the severance benefit shall include continuation of all medical, dental and other employee benefit program coverage for the eighteen (18) month period, provided that if the Executive so requests, in lieu of continuation of the Executive’s participation in such employee benefit programs, the Company shall pay to the Executive a lump sum cash payment equal to the projected cost of maintaining the Executive in such programs, calculated at the rates in effect at the date of termination of employment.

5.5

Cause.  The giving of notice or the payment of termination pay pursuant to section 5.3 shall not prevent the Company from alleging cause for the termination.

5.6

Effect of Termination.  The termination of the Executive’s employment hereunder will not affect the provisions of section 7 of this Agreement which shall survive such termination and continue in full force and effect.

5.7

Resignation and Surrender of Documents.  Upon any termination of employment hereunder, including expiration of the Term without renewal, the Executive shall:

(a)

immediately resign all offices held (including directorships) in the Company (and any subsidiary company or other affiliated company of the Company) and save as provided in this Agreement, the Executive shall not be entitled to receive any additional severance payment or additional compensation for loss of office or otherwise by reason of the resignation.  If the Executive fails to resign as mentioned the Company is irrevocably authorized to appoint some person in his name and on his behalf to sign any documents or do any things necessary or requisite to give effect to it; and

turn over to the Company all books of account, records, reports and other documents, materials and property used by the Executive in the performance of his duties herein prescribed or otherwise belonging to the Company.

6.

CHANGES OF CONTROL

6.1

If at any time during the term of this Agreement there is a change of control of the Company, as defined below, which has not been approved by the Board, the Executive will have the option, exercisable for a period of six months following such change of control, to treat this Agreement as terminated. The Executive shall then be entitled to receive from the Company an amount equal to the severance benefit payable to the Executive pursuant to section 5.4 hereof, together with vesting of all options which remain unvested and an automatic pro rata share of the full Bonus which would accrue over the eighteen (18) month period following such deemed termination of the Agreement.

6.2

If at any time during the term of this Agreement there is a change of control of the Company, as defined below, which has been approved by the Board, as a result of which there is a forced relocation of the Executive to another geographical location from the current principal location of the Executive (other than the Greater Vancouver Region including Nanaimo) and which the Executive does not accept, the Executive will have the option, exercisable for a period of six (6) months following such change of control, to treat this Agreement as terminated.  The Executive shall then be entitled to receive from the Company an amount equal to the severance benefit payable to the Executive pursuant to Section 5.4 hereof together with vesting of all options which remain unvested.

6.3

For the purposes of this Agreement:

(a)

“change of control of the Company” shall mean the occurrence of any of the following events:

(i)

less than 51% of the Board of the Company being composed of Continuing Directors (as defined herein); or

(ii)

a person (within the meaning of the provisions of the Securities Act (British Columbia) (the “Securities Act”)), alone or with its affiliates, associates or persons with whom such person is acting jointly or in concert (all within the meaning of the Securities Act), becoming, following the date of this Agreement, the beneficial owner (also within the meaning of the Securities Act) of more than 50% of the total voting rights attaching to all classes then outstanding of the Company having under all circumstances the right to vote on any resolution concerning the election of directors;

(b)

“Continuing Director” shall mean either:

(i)

an individual who is a member of the Board on the day preceding the date on which more than 50% of the total voting rights attaching to all classes then outstanding of the Company (having under all circumstances the right to vote on any resolution concerning the election of directors) are acquired after the date of this Agreement by a person alone or with its affiliates, associates or persons with whom such person is acting jointly or in concert; or

(ii)

an individual who becomes a member of the Board subsequent to the date of this Agreement with the approval of at least a majority of the Continuing Directors who are members of the Board at the date that the individual became a member of the Board;

provided always that any Continuing Director who abstained from voting in respect of or did not vote against the resolution of the Board appointing a member thereof subsequent to the date of this Agreement or who was not present at the meeting at which such resolution was considered shall for the purposes of this definition be deemed to have given his approval to the appointment to the Board of such member.

7.

CONFIDENTIAL INFORMATION AND NON-DISCLOSURE

7.1

Confidential Information.  The Executive acknowledges the following:

(a)

in connection with his employment with the Company he will have access to financial, operating, technical and other information concerning the Company and its mining assets and access to confidential records of the Company containing such information, some of which has not previously been made available to the public at large prior to the date hereof (“Confidential Information”);

(b)

Confidential Information received by the Executive in the course of his employment with the Company is considered by the Company to be confidential in nature; and

(c)

there are restrictions on the purchase of securities imposed by applicable Canadian and United States securities laws and other domestic and foreign laws relating to the possession of material information about a public company which has not previously been made available to the public at large.

7.2

Non-Disclosure.  In relation to Confidential Information, the Executive agrees as follows:

(a)

the Executive will keep in confidence all Confidential Information

(b)

the Executive will not, either during the term of his employment with the Company, or at any time thereafter, disclose or reveal in any manner whatsoever, the Confidential Information to any other person except as required to carry out the terms of his employment, nor shall he make any use thereof, directly or indirectly, for any purpose other than the purposes of the Company.  The term “person” as used in this section 7 shall be interpreted very broadly and shall include without limitation any corporation, company, joint venture, partnership or individual; and

in the event that the Executive’s employment with the Company is terminated for any reason whatsoever, he shall return to the Company, promptly upon the Company’s written request therefor, any documents, photographs, magnetic tapes, computer diskettes and other property containing Confidential Information which were received by him pursuant hereto without retaining copies thereof.

7.3

Public Domain.  The provisions of this section 7 relating to Confidential Information will not apply to any part of such Confidential Information which the Executive can clearly demonstrate to the satisfaction of the Company is now or subsequently becomes part of the public domain through no violation of the provisions hereof, or was in the Executive’s lawful possession prior to its disclosure to him by the Company.

7.4

Acknowledgement.  The Executive acknowledges that the Company would not have an adequate remedy at law for monetary damages in the event that the covenants contained in this section 7 are not performed in accordance with their terms and therefore agree that the Company shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

7.5

The Executive agrees that all restrictions in this section 7 are necessary and fundamental to the protection of the business of the Company and are reasonable and valid, and all defences to the strict enforcement thereof by the Company are hereby waived by the Executive.

7.6

Each provision of this section 7 is declared to constitute a separate and distinct covenant and to be severable from all other separate and distinct covenants.

7.7

If any covenant or provision of this section 7 is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the enforceability or validity of any other covenant or provision of this section 7 or this Agreement or any part thereof.

8.

RIGHTS TO WORK PRODUCT

8.1

All patentable and unpatentable inventions, discoveries, ideas, materials and programs which are made or conceived by the Executive in the course of or as a result of the performance of his employment shall become the sole and exclusive property of the Company throughout the world.  Promptly upon conception of such invention, discovery, idea, materials or program, the Executive will disclose it to the Company and the Company shall have full power and authority to file and prosecute patent applications throughout the world on it and to procure and maintain patents on it.  The Executive shall, at the request and expense of the Company, execute documents and perform such acts as legal counsel of the Company may deem necessary or advisable, to confirm in the Company all right, title and interest throughout the world, in and to, such invention discovery, idea, materials or program, and all patent applications, patent and copyrights on it, and to assist the Company in procuring, maintaining, enforcing, and defining patents, petty patents, copyrights, and other applicable statutory protection throughout the world on any such invention, discovery, idea, materials and programs which may be patentable or copyrightable.  Without limitation, the Executive will, as part of performing the employment services, transfer absolutely to the Company all of the rights of the Executive to the copyright in such work.

9.

NOTICE

9.1

Any notice or other writing required or permitted to be given hereunder shall be deemed to be sufficiently given if delivered by hand or by telecopier, or if mailed by registered air mail, addressed as follows:

In the case of the Company:

Triant Technologies Inc.

20 Townsite Road

Nanaimo, British Columbia

V9S 5T7

Attention: Corporate Secretary

Telecopier: (250) 754-2388

In the case of the Executive:

190 Ricardo Road

Gabriola Island, British Columbia

V0R 1X1

Telecopier: (250) 754-2388

Any such notice given as aforesaid shall be deemed to have been given to the parties hereto if delivered by hand, when delivered, or if mailed, on the date of receipt of such mailing or, if telecopied, on the date of actual transmission of such telecopy.  Any party may from time to time by notice in writing change its address for the purpose of this section.

10.

ENTIRE AGREEMENT

10.1

This Agreement constitutes the entire agreement between the parties with respect to the employment of the Executive by the Company, and supersedes all prior agreements, representations, understandings and commitments, whether oral or written.  This Agreement may not be amended except by way of an instrument in writing executed by both parties.

11.

NON-WAIVER

11.1

Any cononing, excusing, or overlooking by the Company of any default, breach, or non-observance by the Executive at any time or times in respect of any agreement, proviso, or condition contained in this Agreement shall not operate as a waiver of the Company’s rights under this Agreement in respect of any subsequent default, breach or non-observance nor as to defeat or affect in any way the rights of the Company under this Agreement in respect of any subsequent default, breach, or non-observance.

12.

HEADINGS

12.1

The headings to the sections in this Agreement have been inserted as a matter of convenience and for reference only and in no way define, limit, or enlarge the scope or meaning of this Agreement or any provision of it.

13.

ILLEGALITY

13.1

Should any provision or provisions of this Agreement be illegal or not enforceable, it or they shall be considered separate and severable from this Agreement and its remaining provisions shall remain in force and be binding upon the parties as though the provision or provisions had never been included.

14.

GOVERNING LAW

14.1

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

15.

SUCCESSORS AND ASSIGNS

15.1

The rights of the Executive under this Agreement are not assignable or transferable in any manner.  Any obligations of the Executive hereunder shall be binding on the heirs, executors, administrators and legal representatives of the Executive.

15.2

The rights and obligations which accrue to the Company under this Agreement shall pass to its successors and assigns.

THE PARTIES, intending to be contractually bound, have executed this Agreement as of the date set out on the first page.

TRIANT TECHNOLOGIES INC.

“Robert Heath”

Per:

Authorized Signatory

SIGNED, SEALED AND DELIVERED

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by PAUL O’SULLIVAN in the

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presence of:

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“Paul J. O’Sullivan”

Mark Stephens

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___________________________________

Name

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PAUL O’SULLIVAN

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714 Ermineskin Ave., Parksville, BC

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Address

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Businessman

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Occupation

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